Exhibit 10.4

EMPLOYMENT AGREEMENT

(Chad L. Williams)

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is made as of August 15, 2013 (“Effective Date”), by and among QualityTech, LP, a Delaware limited partnership (the “Company”), QualityTech GP, LLC, a Delaware limited liability company and general partner of the Company (together with any successor general partner of the Company, the “General Partner”), Quality Technology Services, LLC, a Delaware limited liability company and an affiliate of the Company (“QTS LLC”), and Chad L. Williams, an individual (“Executive”), with respect to the following facts and circumstances:

RECITALS

WHEREAS, QTS LLC desires to employ Executive as Chief Executive Officer (“CEO”) of the Company, and the General Partner desires to appoint Executive as its CEO, and Executive desires to accept such employment and appointment, on the terms set forth below.

NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements set forth herein, the parties hereto agree as follows:

ARTICLE 1

EMPLOYMENT, TERM AND DUTIES

1.1 Employment and Positions. During the Term (defined below), QTS LLC shall employ Executive as the CEO of the Company, upon the terms and conditions set forth in this Agreement, and Executive shall report directly to the Board of Managers (or Board of Directors or other comparable governing body, as applicable) of the General Partner (the “Board”), unless otherwise determined by the Board. In addition, during the Term, Executive shall serve as the CEO of the General Partner and shall report to the Board, unless otherwise determined by the Board.

1.2 Term. The period of employment of the Executive by the Company shall, subject to earlier termination as provided in this Agreement, commence upon the date hereof (the “Effective Date”) and continue thereafter for a term (the “Term”) of three (3) years; provided, that the Term shall automatically renew for additional one (1)-year periods unless either QTS LLC or Executive gives notice of non-renewal at least ninety (90) days prior to expiration of the Term (as it may have been extended by any renewal period).

1.3 Service as an Employee. During the Term, Executive shall (a) perform all duties and obligations reasonably associated with the position of CEO of the General Partner and the Company, consistent with the Bylaws or other governing documents of the Company and the General Partner, as applicable, as in effect from time to time, and (b) perform such other duties reasonably associated with a senior executive officer of the business of the Company, the General Partner, QTS LLC and their subsidiaries and affiliates (the “Quality Companies”), including duties of an executive, managerial or administrative nature as shall be specified and designated from time to time by the Board (including the performance of services for the board of directors or a comparable governing body of, any member of the Quality Companies without any additional compensation), subject, in all cases described in clauses (a) and (b), to the supervision and direction of the Board. Executive shall devote substantially all of his business time and effort to the performance of Executive’s duties hereunder and to the affairs of the Quality Companies; provided, that in no event shall this provision prohibit Executive from (i) performing social, civic, charitable and religious activities, (ii) managing personal investments and affairs, including active involvement in real estate or other investments not involving data centers in any material respect, (iii) participating in educational or professional associations, or (iv) any other activities approved by the Board, so long as the activities set forth in clauses (i) through (iv) above do not materially and adversely interfere with Executive’s duties and obligations hereunder or to the business affairs of the Quality Companies.

1.4 Service as a Director. During the Term, the General Partner agrees that Executive shall be nominated for election to and as Chairman of the Board at each annual meeting of the General Partner’s equityholders or other meeting of the General Partner’s equityholders at which directors are elected. Provided that Executive is so nominated and is elected, Executive hereby agrees to serve as Chairman of the Board.

ARTICLE 2

COMPENSATION

2.1 Salary. In consideration for Executive’s services hereunder, QTS LLC shall pay Executive an annual salary at the rate of not less than $550,000 per year during each of the years of the Term, payable in accordance with QTS LLC’s regular payroll schedule from time to time (less any deductions required for Social Security, state, federal and local withholding taxes, and any other authorized or mandated similar withholdings). The annual salary shall be reviewed by the Compensation Committee of the Board (the “Compensation Committee”), or, if there is none, the Board, no less frequently than annually. Executive’s salary may be adjusted upward upon annual review, but shall not be decreased.

2.2 Bonus. In addition to an annual base salary, if the Executive achieves certain corporate and individual objectives as established by the Compensation Committee, or if there is none, the Board, then QTS LLC shall pay to the Executive bonus compensation, not later than 75 days following the end of the fiscal year. QTS LLC’s award of bonus compensation to the Executive shall be determined by the factors and criteria, including the financial performance of the Company and the performance by the Executive of his duties hereunder, that may be established from time to time for the calculation of bonus awards by the Compensation Committee, or if there is none, the Board, which shall be established and communicated to Executive in writing no later than sixty (60) days following the beginning of the applicable fiscal year. The factors and criteria for the bonus applicable to the period beginning with the first year of the Term shall be delivered to Executive prior to the execution of this Agreement. Annual bonuses will be targeted at 100% of annual salary with 100% of annual salary paid for targeted performance and additional amounts paid for exceptional performance as determined by the Compensation Committee, if there is one, and approved by the Board. The Board may award discretionary bonuses in addition to performance bonuses.

2.3 Equity Award. Executive previously has received a one-time award of 500,000 Class O LTIP Units in QualityTech Employee Pool, LLC (the “Equity Award”). The Equity Award is subject to a four (4)-year vesting schedule and will become 100% vested upon either the occurrence of a “Change of Control” as defined in the QualityTech, LP 2010 Equity Incentive Plan or as otherwise provided in this Agreement. The Equity Awards are in the form of partnership “profits interest” units and, accordingly, require Executive to complete a form Section 83(b) election. Additional equity awards may be made in accordance with the Company’s policies and as deemed appropriate by the Compensation Committee.

ARTICLE 3

EXECUTIVE BENEFITS

3.1 Vacation. Executive shall be entitled to the greater of twenty-five (25) days of paid vacation or at least the equivalent paid vacation provided to other executives of the Company, the General Partner and QTS LLC, for each calendar year of the Term in accordance with the general policies of the Company and QTS LLC applicable to other senior executives of the Company, the General Partner and QTS LLC. Unused vacation shall carry over, if at all, in accordance with the general policies of the Company and QTS LLC as the same shall be in effect from time to time. For the avoidance of doubt, any days on which Executive works remotely or otherwise works from a location outside of Executive’s normal work location shall not be deemed to constitute vacation days to which Executive is entitled by virtue of this Section 3.1.

3.2 Employee Benefits. Executive shall receive all group insurance and retirement plan benefits and any other benefits on the same basis as are available to other senior executives of the Company, the General Partner and QTS LLC under the personnel policies in effect from time to time, and Executive shall be provided individual life and disability insurance benefits on substantially the same terms as apply to the Company’s and the General Partner’s top executives. Executive shall receive all other such fringe benefits as the Company, the General Partner and QTS LLC may offer to other senior executives generally under personnel policies in effect from time to time, such as health and disability insurance coverage and paid sick leave. Executive’s Family shall be covered under the Company’s health insurance plan, or, to the extent the same is not so permitted by law or the terms of such health insurance plans, Company shall pay or reimburse Executive for the cost of substantially similar coverage during the Term and as otherwise provided below following the Termination Date. For purposes of this Agreement, Executive’s “Family” shall include Executive’s spouse, children and legal dependents. To the extent the same is not so permitted by law or the terms of its health insurance plans, the Company shall provide health insurance to Executive’s father, mother, sister and the children or legal dependents of Executive’s sister (the “Extended Family”) with coverage commensurate with that offered to employees of the Company, provided, however, that Executive shall reimburse the Company for such coverage of Executive’s Extended Family in an amount equal to the insurance premium cost incurred by the Company plus the amount paid by the Company for the self-insured portion of such coverage, if any, up to but not in excess of the self-insured cap for such coverage (“Extended Family Coverage”). The Company shall notify Executive of the amount that Executive must reimburse the Company for such Extended Family Coverage, and Executive shall pay such amount by December 31 of the calendar year following the calendar year in which such Extended Family Coverage was provided.

3.3 Reimbursement for Expenses. Executive shall be reimbursed for all documented reasonable expenses incurred by Executive in the performance of his duties set forth in Section 1.3 and in furtherance of the business of the Quality Companies, including those for administrative support set forth below, in accordance with the reimbursement policies in effect from time to time. Any reimbursement under this Section 3.3 that is taxable to Executive shall be made by December 31 of the calendar year following the calendar year in which Executive incurred the expense.

3.4 Administrative Support. Executive shall be provided with administrative support commensurate with Executive’s position in the Company and Executive’s duties set forth in Section 1.3, in addition to executive support services applicable to other senior executives of the Company. The Company shall make available to Executive the services of a full-time assistant who may assist the Executive in Company and personal matters. In addition, Executive may from time to time seek assistance from two Company employees agreed upon by Executive and the Company for personal accounting and financial matters. To the extent that Executive utilizes other employees for matters unrelated to Company business, such arrangements will be in accordance with established procedures, including reimbursement of the reasonable value associated with any material use. In the event Executive’s use of other Company employees is expected to become material, Executive shall notify the Company’s Chief Financial Officer, Chief Operating Officer or General Counsel (“Executive Leader”) and the Executive Leader shall, in the sole discretion of the Executive Leader, determine whether such employee is able to accommodate Executive’s request. If the Executive Leader determines such employee is capable of completing Executive’s request, the Executive Leader will establish a written procedure for Executive’s use of such employee and Executive shall comply with such procedure, including reimbursement of the reasonable value associated with such use. If the Executive Leader determines such employee is not capable of completing Executive’s request, the Executive Leader will notify the Executive and recommend a path forward in writing, including, if necessary, the use of an outside vendor. Executive’s use of Company employees from time to time pursuant to this Section 3.4 shall not individually or in the aggregate constitute grounds for termination with Cause as defined in Section 4.1.2 of this Agreement unless Executive shall have refused to reimburse the Company for material use of an employee within thirty (30) days of an Executive Leader’s written demand.

ARTICLE 4.

TERMINATION

4.1 Grounds for Termination.

4.1.1 Death or Disability. Executive’s employment with QTS LLC pursuant to this Agreement shall terminate immediately in the event of Executive’s death or Disability. “Disability” means any: (i) physical disability or impairment, (ii) mental disability or impairment, (iii) illness or (iv) injury, (x) that meets the definition of disability provided in applicable long-term disability insurance coverage extended to Executive by the

Company, if any, or (y) if no such insurance coverage is provided, that in the good faith judgment of the Board, prevents or would prevent Executive from performing his duties and obligations under this Agreement or participating effectively and actively in the management of the business of the Quality Companies for more than three consecutive months or for more than 90 days in any 180-day period.

4.1.2 Cause. QTS LLC shall have the right to terminate Executive’s employment by giving written notice of such termination to Executive upon the occurrence of any one or more of the following events (which, for purposes of this Agreement, shall constitute “Cause”):

(a)	any willful act or omission by Executive, other than as a result of Executive’s death or Disability, that causes material harm and represents a breach of Section 5.1;

(b)	Executive’s conviction and exhaustion of all appeals of, or pleading guilty or nolo contendere to, a crime that constitutes a felony involving dishonesty or moral turpitude; or

(c)	Executive’s willful commission of an act of fraud, embezzlement, misappropriation or breach of fiduciary duty against any of the Quality Companies; provided that no act or failure to act on the part of Executive shall be considered “willful” unless it is done, or omitted to be done, by Executive in bad faith or without reasonable belief that Executive’s action or omission was in the best interests of the applicable Quality Company. Any act or failure to act, based upon specific authority given pursuant to a resolution duly adopted by the Board or a committee thereof or based on the advice of counsel for the Company or the General Partner shall be conclusively presumed to be done, or omitted to be done, by Executive in good faith and in the best interests of the applicable Quality Company.

Except as provided in Section 4.1.1 of this Agreement, any termination of Executive by the Company for any reason, including without limitation, a termination for alleged failures of performance, shall be deemed a termination without Cause, unless it is established that the reason for the termination was the occurrence of an event constituting Cause.

It shall be a condition precedent to QTS LLC’s right to terminate Executive’s employment for Cause under clauses (a) or (c) above that Cause be established as follows: (i) QTS LLC shall have first given Executive written notice stating with reasonable specificity the act(s) on which such termination is premised within twenty (20) days after the party providing such notice becomes aware or reasonably should have become aware of such act, and (ii) the Board by affirmative vote of at least three-fourths of its members (other than Executive if then serving as a member of the Board) find that the act alleged to be Cause constitutes Cause, has not been cured or remedied within thirty (30) days after receipt of such notice, and provided, such act is of such a nature that it cannot with due diligence be cured within the time required, Executive shall not have commenced, or shall not thereafter diligently prosecute to completion, all steps necessary to cure such act alleged to be Cause within a reasonable period of time.

4.1.3 Good Reason. Executive may terminate his employment under this Agreement by giving written notice to QTS LLC upon the occurrence of any one or more of the following events (which, for purposes of this Agreement, shall constitute “Good Reason”):

(a)	diminution in Executive’s authority, duties or responsibilities, or any adverse change in Executive’s title as CEO of the Company or in Executive’s title as Chairman of the Board or CEO the General Partner (including failure of Executive to be elected Chairman of the Board at any annual meeting of the General Partner’s equityholders), or failure of the General Partner to nominate Executive for election as Chairman of the Board at any annual meeting of the General Partner’s equityholders;

(b)	Executive’s place of employment is moved more than fifty (50) miles from the Company’s current location in Overland Park, Kansas;

(c)	any diminution in Executive’s base compensation, as in effect from time to time;

(d)	a material breach by the Company, QTS LLC or the General Partner of any term of this Agreement; or

(e)	the failure of any successor to the Company, QTS LLC or the General Partner to assume this Agreement.

It shall be a condition precedent to Executive’s right to terminate his employment for Good Reason that (a) he shall have first given the Board written notice stating with reasonable specificity the act(s) on which such termination is premised within ninety (90) days after Executive becomes aware of such act(s), (b) if such act(s) is susceptible of cure or remedy, it has not been cured or remedied within thirty (30) days after receipt of such notice, and Executive has terminated his employment within twelve (12) months after the occurrence of the event giving rise to Good Reason.

4.1.4 Any Other Reason. Notwithstanding anything to the contrary herein, QTS LLC shall have the right to terminate Executive’s employment under this Agreement at any time without Cause by giving written notice of such termination to Executive, and Executive shall have the right to terminate Executive’s employment under this Agreement at any time without Good Reason by giving written notice of such termination to QTS LLC. Any notice by Executive hereunder shall be given at least ninety (90) days in advance of such termination. Any notice by Company shall be given at least ninety (90) days in advance of such termination.

4.2 Termination Date. Except as provided in Section 4.1.1 with respect to Executive’s death or Disability, any termination under Section 4.1 shall be effective on the termination of the applicable notice period following receipt of notice by Executive or QTS LLC, as the case may be, of such termination or upon such other later date as may be provided herein or specified by QTS LLC or Executive in the notice (the “Termination Date”).

4.3 Effect of Termination.

4.3.1 Termination with Cause or without Good Reason. In the event that Executive’s employment is terminated by QTS LLC with Cause or by Executive without Good Reason, QTS LLC shall pay, in a lump sum in cash within twenty (20) days after the Termination Date or on such earlier date required by applicable law (i) all Accrued Obligations to Executive, and (ii) any performance bonus or discretionary bonus under Section 2.2 that has been earned or declared for a bonus period ending before the Termination Date but not paid before the Termination Date. For purposes of this Agreement, the term “Accrued Obligations” means the sum of (a) Executive’s salary hereunder through the Termination Date to the extent not theretofore paid; (b) the amount of any accrued but unused vacation pay; and (c) any business expense reimbursements incurred by Executive as of the Termination Date and submitted for reimbursement, in each case, consistent with the policy for such reimbursements, within ten (10) days following the Termination Date.

4.3.2 Termination without Cause or with Good Reason. In the event that Executive’s employment is terminated by QTS LLC without Cause or by Executive for Good Reason:

(a)	QTS LLC shall pay all Accrued Obligations to Executive in a lump sum in cash within twenty (20) days after the Termination Date or on such earlier date required by law;

(b)	QTS LLC shall pay to Executive, in a lump sum in cash within twenty (20) days after the Termination Date or on such earlier date required by law, any performance bonus or discretionary bonus under Section 2.2 that has been earned or declared for a bonus period ending before the Termination Date but not paid before the Termination Date;

(c)	If not previously vested in full, the Equity Award and any other equity awards granted to Executive following the date hereof shall fully vest as of the Termination Date;

(d)	QTS LLC shall pay to Executive, in a lump sum in cash on the first payroll date following sixty (60) days after the Termination Date, an amount equal to two (2) times Executive’s annual salary as in effect on the Termination Date;

(e)	QTS LLC shall pay to Executive, in a lump sum in cash on the first payroll date following sixty (60) days after the Termination Date an amount equal to two (2) times Executive’s Annual Bonus (as defined below) for the year in which the termination occurs; and

(f)	QTS LLC shall, to the extent permitted by law or the terms of such health insurance plans, continue to cover Executive and Executive’s Family under the Quality Companies’ health insurance plans that covered such individuals immediately prior to the Termination Date for up to twenty-four (24) months following the Termination Date, or, to the extent the same is not so permitted, pay or reimburse the cost of substantially similar coverage for Executive and his Family for up to twenty-four (24) months following the Termination Date. To the extent the same is not so permitted by law or the terms of its health insurance plans, the Company shall provide Extended Family Coverage to Executive’s Extended Family for up to twenty-four (24) months following the Termination Date, and Executive shall reimburse the Company for such Extended Family Coverage in the manner provided in Section 3.2. Any reimbursement under this Section 4.3.2(f) that is taxable to Executive or any of his Family members shall be made (subject to the provisions of such health care plans that may require earlier payment) by December 31 of the calendar year following the calendar year in which Executive or any member of Executive’s Family incurred the expense. Executive shall provide appropriate HIPPA releases necessary to determine cost and reimbursement requirements associated with Family and Extended Family coverage.

QTS LLC’s delivery of any notice under Section 1.2 of this Agreement that the Agreement will not be renewed and any subsequent termination of Executive’s employment at the expiration of such Term of the Agreement shall not be considered a termination without Cause, and Executive shall not be entitled to any payments or benefits under this Section 4.3.2 under such circumstance.

4.3.3 Termination Due to Death or Disability. In the event that Executive’s employment is terminated due to Executive’s death or Disability, QTS LLC shall pay Executive the following:

(a)	QTS LLC shall pay all Accrued Obligations to Executive or Executive’s legal representative, in a lump sum in cash within twenty (20) days after the Termination Date or on such earlier date required by law;

(b)	QTS LC shall pay to Executive, in a lump sum in cash within twenty (20) days after the Termination Date or on such earlier date required by law, any performance bonus or discretionary bonus under Section 2.2 that has been earned or declared for a bonus period ending before the Termination Date but not paid before the Termination Date;

(c)	If not previously vested in full, the Equity Award and any other equity awards granted to Executive following the date hereof shall fully vest as of the Termination Date;

(d)	QTS LLC shall pay to Executive or Executive’s legal representative, in a lump sum in cash on the first payroll date following sixty (60) days after the Termination Date an amount equal to one (1) times Executive’s annual salary as in effect on the Termination Date;

(e)	QTS LLC shall pay to Executive or Executive’s legal representative, in a lump sum in cash on the first payroll date following sixty (60) days after the Termination Date an amount equal to one (1) times Executive’s Annual Bonus (as defined below) for the year in which the termination occurs; and

(f)	QTS LLC shall, to the extent permitted by law or the terms of such health insurance plans, continue to cover Executive and Executive’s Family under the Quality Companies’ health insurance plans that covered such individuals immediately prior to the Termination Date for up to twenty-four (24) months following the Termination Date, or, to the extent the same is not so permitted, pay or reimburse the cost of substantially similar coverage for Executive and his Family for up to twenty-four (24) months following the Termination Date. To the extent the same is not so permitted by law or the terms of its health insurance plans, the Company shall provide Extended Family Coverage to Executive’s Extended Family for up to twenty-four (24) months following the Termination Date, and Executive shall reimburse the Company for such Extended Family Coverage in the manner provided in Section 3.2. Any reimbursement under this Section 4.3.3(f) that is taxable to Executive or any of his Family members shall be made (subject to the provisions of such health care plans that may require earlier payment) by December 31 of the calendar year following the calendar year in which Executive or any member of Executive’s Family incurred the expense. Executive shall provide appropriate HIPPA releases necessary to determine cost and reimbursement requirements associated with Family and Extended Family coverage.

4.3.4 Termination upon Change in Control. In the event that Executive’s employment is terminated following a Change in Control, the following provisions shall apply:

(a)	Upon the occurrence of a Triggering Event:

(1) QTS LLC shall pay all Accrued Obligations to Executive in a lump sum in cash within twenty (20) days after the Termination Date or on such earlier date required by law;

(2) QTS LC shall pay to Executive, in a lump sum in cash within twenty (20) days after the Termination Date or on such earlier date required by law, any performance bonus or discretionary bonus under Section 2.2 that has been earned or declared for a bonus period ending before the Termination Date but not paid before the Termination Date;

(3) If not previously vested in full, the Equity Award and any other equity awards granted to Executive following the date hereof shall fully vest as of the Termination Date;

(4) QTS LLC shall pay to Executive, in a lump sum in cash on the first payroll date following sixty (60) days after the Termination Date, an amount equal to three (3) times Executive’s annual salary as in effect on the date of the Triggering Event or on the date on which the Change in Control occurs, whichever is higher;

(5) QTS LLC shall pay to Executive, in a lump sum in cash on the first payroll date following sixty (60) days after the Termination Date an amount equal to three (3) times Executive’s Annual Bonus (as defined below) for the year in which the termination occurs;

(6) QTS LLC shall, to the extent permitted by law or the terms of such health insurance plans, continue to cover Executive and Executive’s Family under the Quality Companies’ health insurance plans that covered such individuals immediately prior to the Termination Date for up to twenty-four (24) months following the Termination Date, or, to the extent the same is not so permitted, pay or reimburse the cost of substantially similar coverage for Executive and his Family for up to twenty-four (24) months following the Termination Date. To the extent the same is not so permitted by law or the terms of its health insurance plans, the Company shall provide Extended Family Coverage to Executive’s Extended Family for up to twenty-four (24) months following the Termination Date, and Executive shall reimburse the Company for such Extended Family Coverage in the manner provided in Section 3.2. Any reimbursement under this Section 4.3.4(a)(6) that is taxable to Executive or any of his Family members shall be made (subject to the provisions of such health care plans that may require earlier payment) by December 31 of the calendar year following the calendar year in which Executive or any member of Executive’s Family incurred the expense. Executive shall provide appropriate HIPPA releases necessary to determine cost and reimbursement requirements associated with Family and Extended Family coverage.

(7) QTS LLC shall provide Executive, at QTS LLC’s expense, with outplacement services and support, the scope and provider of which will be selected by Executive, for a period of one (1) year following the date of the Triggering Event.

(b)	“Change in Control” means:

(1) Prior to any initial public offering of securities of the General Partner (“IPO”), (i) any transaction or series of transactions pursuant to which ownership of at least 30% of the combined voting power of the Company’s outstanding voting securities as of the Effective Date is transferred (through merger, transfer of units or other similar transaction) to persons or entities other than the persons or entities (“Incumbent Partners”) who were partners of the Company as of the Effective Date, or (ii) any transfer of direct or indirect ownership or control of QTS LLC or its assets by the Company, and

(2) Following an IPO, Change of Control means:

A. Any “person” as such term is used in Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (other than the General Partner or the Company, any Incumbent Partner, any trustee or other fiduciary holding securities under any employee benefit plan of the General Partner, the Company or QTS LLC or any corporation owned, directly or indirectly, by the partners of the Company in substantially the same proportion as their ownership of interests in the Company), is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the General Partner or the Company representing 30% or more of the then combined voting power of the then outstanding voting securities of the General Partner or the Company, as the case may be;

B. During any period of twelve (12) consecutive months, individuals who at the beginning of such period constitute the Board and any new director (other than a director designated by a person who has entered into an agreement with the General Partner or the Company to effect a transaction described in clause (A), (C) or (D) hereof) whose election by the Board or nomination for election by the General Partner’s equityholders was approved by a vote of at least a majority of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or actual threatened solicitation of proxies or consents by or on behalf of a person other than the Board, cease for any reason to constitute at least a majority of the Board;

C. The equityholders of the General Partner or the Partners of the Company approve a merger or consolidation of the General Partner or the Company with any other entity or approve the issuance of voting securities in connection with a merger or consolidation of the General Partner or the Company (or any direct or indirect subsidiary thereof) pursuant to applicable exchange requirements, other than (A) a merger or consolidation which would result in (x) the voting securities of the General Partner outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving or parent entity) more than 70% of the combined voting power of the voting securities of the General Partner or such surviving or parent entity outstanding immediately after such merger or consolidation and (y) the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving or parent entity) more than 70% of the combined voting power of the voting securities of the Company or such surviving or parent entity outstanding immediately after such merger or consolidation, or (B) a merger or consolidation effected to implement a recapitalization of the General Partner or the Company (or similar transaction) in which no “person” (as defined above) is or becomes the beneficial owner, directly or indirectly, of securities of the General Partner or the Company representing 30% or more of the then combined voting power of the General Partner’s or the Company’s, as the case may be, then outstanding voting securities; or

D. The consummation of the sale or disposition by the General Partner or the Company of all or substantially all of the assets of the General Partner or the Company, as the case may be (or any transaction or series of transactions within a period of twelve months ending on the date of the last sale or disposition having a similar effect), or any transfer of direct or indirect ownership or control of QTS LLC or its assets by the Company.

For the avoidance of doubt, an IPO shall not constitute a Change in Control and no reorganization of the Company or its ownership in contemplation of an IPO shall constitute a Change in Control.

(c) “Triggering Event” will be deemed to have occurred if (i) within two (2) years from the date on which the Change in Control occurred, QTS LLC terminates the employment of Executive, other than in the case of a termination for Cause, or (ii) within two (2) years from the date on which the Change in Control occurred, the Executive terminates his employment for Good Reason.

(d) “Executive’s Annual Bonus” means, for purposes of Section 4.3.2, Section 4.3.3 and this Section 4.3.4, Executive’s annual bonus (i) at the time of the Termination Date for purposes of Section 4.3.2 and Section 4.3.3, and (ii) with regard to a Triggering Event, the annual bonus in effect on the Termination Date or on the date on which the Change in Control occurred, whichever is higher, calculated on the basis of the target bonus available to Executive and the assumption that all performance goals are satisfied at a 100% achievement level by QTS LLC and Executive in the year in which such Termination without Cause or for Good Reason, Triggering Event or such Change in Control, as the case may be, occurred.

For the avoidance of doubt, in the event of a Change of Control and a Triggering Event under circumstances entitling Executive to payments and benefits under this Section 4.3.4, such payments and benefits shall be in lieu of payments and benefits under Section 4.3.2, and Executive shall not be entitled to any compensation or benefits under Section 4.3.2.

4.3.5 Waiver and Release Agreement. In consideration of the severance payments and other benefits described in Section 4.3.2, Section 4.3.3 and Section 4.3.4, to which severance payments and benefits Executive would not otherwise be entitled, and as a precondition to Executive becoming entitled to such severance payments and other benefits under this Agreement, Executive agrees to execute and deliver to QTS LLC on or before the sixtieth (60th) day after the applicable Termination Date a waiver and general release of claims in favor of the Quality Companies, their respective predecessors and successors, and all of the respective current or former directors, officers, employees, shareholders, partners, members, agents or representatives of any of the foregoing, in a form reasonably satisfactory to QTS LLC, that has become effective in accordance with its terms, and for which any revocation periods applicable to such release shall have expired on or prior to the sixtieth (60th) day following Executive’s Termination Date. If Executive fails to execute and deliver such release agreement on or before the sixtieth (60th) day following the applicable Termination Date, if any revocation period applicable to such release has not expired on or before the sixtieth (60th) day following Executive’s Termination Date or if Executive revokes such release as provided therein, QTS LLC shall have no obligation to provide any of the severance payments and other benefits described in Section 4.3.2, Section 4.3.3 or Section 4.3.4 other than any Accrued Obligations.

4.4 Required Delay For Certain Deferred Compensation and Section 409A. In the event that any compensation with respect to Executive’s termination is “deferred compensation” within the meaning of Section 409A of the Code and the regulations promulgated thereunder (“Section 409A”), and Executive is determined to be a “specified employee,” as defined in Section 409A(a)(2)(B)(i) of the Code, payment of such compensation shall be delayed as required by Section 409A. Such delay shall last six (6) months from the date of Executive’s termination, except in the event of Executive’s death. Within twenty (20) business days following the end of such six (6)-month period, or, if earlier, Executive’s death, QTS LLC shall make a catch-up payment to Executive equal to the total amount of such payments that would have been made during the six (6)-month period but for this Section 4.4. Such catch-up payment shall bear simple interest at the prime rate of interest as published by the Wall Street Journal’s bank survey as of the first day of the six (6)-month period, which such interest shall be paid with the catch-up payment. Wherever payments under this Agreement are to be made in installments, each such installment shall be deemed to be a separate payment for purposes of Section 409A. The Executive will be deemed to have a Termination Date for purposes of determining the timing of any payments or benefits hereunder that are classified as deferred compensation only upon a “separation from service” within the meaning of Section 409A. Any amount that the Executive is entitled to be reimbursed under this Agreement will be reimbursed to the Executive as promptly as practical and in any event not later than the last day of the calendar year after the calendar year in which the expenses are incurred and any right to reimbursement or in-kind benefits will not be subject to liquidation or exchange for another benefit. Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within thirty (30) days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of QTS LLC.

4.5 Non-Exclusivity of Rights. Nothing in this Agreement shall prevent or limit Executive’s continuing or future participation in any plan, program, policy or practice provided by the General Partner, Company or QTS LLC, and for which Executive may qualify, nor shall anything herein limit or otherwise affect such rights as Executive may have under any other contract or agreement with the General Partner, Company or QTS LLC at or subsequent to the Termination Date, which shall be payable in accordance with such plan, policy, practice or program or contract or agreement, except as explicitly modified by this Agreement.

4.6 No Set-Off or Mitigation. QTS LLC’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any setoff, counterclaim, recoupment, defense, or other claim, right or action that QTS LLC may have against Executive or others, except to the extent of the mitigation and setoff provisions provided for in this Agreement. In no event shall Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Executive under any of the provisions of this Agreement, and such amounts shall not be reduced whether or not Executive obtains other employment.

4.7 Excise Tax-Related Provisions. The payments and benefits that Executive may be entitled to receive under this Agreement and other payments and benefits that Executive is or may be entitled to receive under other plans, agreements and arrangements (which, together with the benefits provided under this Agreement, are referred to as “Payments”), may constitute Parachute Payments (as defined below) that are subject to Sections 280G and 4999 of the Code. As provided in this Section 4.7, the Parachute Payments will be reduced if, and only to the extent that, a reduction will allow Executive to receive a greater Net After Tax Amount (as defined below) than Executive would receive absent a reduction.

4.7.1 The Accounting Firm (as defined below) will first determine the amount of any Parachute Payments that are payable to the Executive. The Accounting Firm also will determine the Net After Tax Amount attributable to the Executive’s total Parachute Payments.

4.7.2 The Accounting Firm will next determine the largest amount of Payments that may be made to the Executive without subjecting Executive to tax under Section 4999 of the Code (the “Capped Payments”). Thereafter, the Accounting Firm will determine the Net After Tax Amount attributable to the Capped Payments.

4.7.3 Executive will receive the total Parachute Payments or the Capped Payments, whichever provides Executive with the higher Net After Tax Amount. If Executive will receive the Capped Payments, the total Parachute Payments will be adjusted by first reducing the amount of any cash benefits under this Agreement or any other plan, agreement or arrangement (with the source of the reduction to be directed by the Company) and then by reducing the amount of any noncash benefits under this Agreement or any other plan, agreement or arrangement (with the source of the reduction to be directed by the Company). The Accounting Firm will notify Executive and the Company if it determines that the Parachute Payments must be reduced to the Capped Payments and will send Executive and the Company a copy of its detailed calculations supporting that determination.

4.7.4 As a result of the uncertainty in the application of Sections 280G and 4999 of the Code at the time that the Accounting Firm makes its determinations under this Section 4.7, it is possible that amounts will have been paid or distributed to Executive that should not have been paid or distributed under this Section 4.7 (“Overpayments”), or that additional amounts should be paid or distributed to the Executive under this Section 4.7 (“Underpayments”). If the Accounting Firm determines, based on either the assertion of a deficiency by the Internal Revenue Service against the Company or the Executive, which assertion the Accounting Firm believes has a high probability of success or controlling precedent or substantial authority, that an Overpayment has been made, the Executive must repay to the Company, without interest, the amount of the Overpayment; provided, however, that no amount will be payable by the Executive to the Company unless, and then only to the extent that, the payment would either reduce the amount on which the Executive is subject to tax under Section 4999 of the Code or generate a refund of tax imposed under Section 4999 of the Code. If the Accounting Firm determines, based upon controlling precedent or substantial authority, that an Underpayment has occurred, the Accounting Firm will notify the Executive and the Company of that determination and the amount of that Underpayment will be paid to the Executive promptly by the Company.

For purposes of this Section 4.7, the term “Accounting Firm” means the independent accounting firm engaged by the Company immediately before a Change in Control. For purposes of this Section 4.7, the term “Net After Tax Amount” means the amount of any Parachute Payments or Capped Payments, as applicable, net of taxes imposed under Sections 1, 3101(b) and 4999 of the Code and any State or local income taxes applicable to Executive on the date of payment. The determination of the Net After Tax Amount shall be made using the highest combined effective rate imposed by the foregoing taxes on income of the same character as the Parachute Payments or Capped Payments, as applicable, in effect on the date of payment. For purposes of this Section 4.7, the term “Parachute Payment” means a payment that is described in Section 280G(b)(2) of the Code, determined in accordance with Section 280G of the Code and the regulations promulgated or proposed thereunder.

ARTICLE 5

RESTRICTIVE COVENANTS

5.1 Confidential Information.

(1) Obligation to Maintain Confidentiality. Executive acknowledges that, by reason of Executive’s employment by the Company and position with the General Partner, Executive will have access to confidential matters relating to the names, addresses, buying habits and other special information regarding past and present customers, as well as potential customers with whom the Company has established material contacts and entered into active negotiations for the sale of products or services, employees and suppliers of the Company; customer contracts and transactions or price lists of the Company; products, services, programs and processes sold, licensed or developed by the Company; technical data, plans and specifications; financial and/or marketing data known only by the Company and respecting the conduct of the present or future phases of business of the Company; computer programs, systems and/or software developed by the Company; ideas, inventions, trademarks, trade secrets, business information, know-how, processes, designs, redesigns, discoveries and developments of the Company; and information considered confidential by any customers or suppliers of the Company (collectively, “Confidential Information”) of the Quality Companies. Executive acknowledges that such Confidential Information is a valuable and unique asset of the Quality Companies and covenants that, both during the Term and for a period of one (1) year after the Executive’s Termination Date Executive shall not disclose any Confidential Information to any person, partnership, corporation, limited liability company, or any other entity (“Person”) (except as Executive’s duties as a manager, director, officer or employee of the Company or the General Partner require) without the prior written authorization of the Board. Notwithstanding the foregoing, information which (i) at the time of receipt is, or thereafter becomes, publicly known through no wrongful act of Executive, (ii) is received from a third party not under an obligation to keep such information confidential and without breach of this Agreement, or (iii) was developed by Executive independently of and without reference to information obtained from the Company shall not be considered “Confidential Information.” Notwithstanding the foregoing, Executive shall not be restricted from disclosing Confidential Information to the extent required by law, court order, subpoena or other legal proceeding or to his attorneys and advisors in connection with a dispute between Executive and a Quality Company.

(2) Company Property. All records, designs, business plans, financial statements, customer lists, manuals, memoranda, lists, research and development plans, Intellectual Property and other property delivered to or compiled by Executive by or on behalf of any Quality Company or its providers, clients or customers that pertain to the business of any Quality Company shall be and remain the property of such Quality Company and be subject at all times to its discretion and control. Likewise, all correspondence, reports, records, charts, advertising materials and other similar data pertaining to the business, activities, research and development, Intellectual Property or future plans of a Quality Company that is collected by Executive shall be delivered promptly to such Quality Company without request by it upon termination of Executive’s employment for any reason. For purposes of this Section 5.1.2, “Intellectual Property” shall mean patents, copyrights, trademarks, trade dress, trade secrets, other such rights and any applications therefor.

5.2 Inventions. Executive is hereby retained in a capacity such that Executive’s responsibilities may include the making of technical and managerial contributions of value to the Quality Companies. Executive hereby assigns to the applicable Quality Company all rights, title and interest in such contributions and inventions made or conceived by Executive alone or jointly with others during the Term that relate to the business of such Quality Company. This assignment shall include (a) the right to file and prosecute patent applications on such inventions in any and all countries, (b) the patent applications filed and patents issuing thereon, and (c) the right to obtain copyright, trademark or trade name protection for any such work product. Executive shall promptly and fully disclose all such contributions and inventions to the Company and assist the Company or any other Quality Company, as the case may be, in obtaining and protecting the rights therein (including patents thereon), in any and all countries; provided, however, that said contributions and inventions shall be the property of the applicable Quality Company, whether or not patented or registered for copyright, trademark or trade name protection, as the case may be. Notwithstanding the foregoing, no Quality Company shall have any right, title or interest in any work product or copyrightable work developed outside of work hours and without the use of any Quality Company’s resources that does not relate to the business of any Quality Company and does not result from any work performed by Executive for any Quality Company.

5.3 Nondisparagement.

(a) Executive agrees that during the term and after Executive’s termination for Cause or without Good Reason he will not talk about or otherwise communicate to any third parties in a malicious, disparaging or defamatory manner regarding the Company, the General Partner, QTS LLC or any of their respective affiliates, owners or their past or present employees, directors, officers or other representatives and will not make or authorize to be made any written or oral statement that may disparage or damage the reputation of the Company, the General Partner, QTS LLC or any of their respective affiliates, owners or their past or present employees, directors, officers or other representatives

(b) The Company, QTS LLC and the General Partner agree that during the term and thereafter they will not talk about or otherwise communicate to any third parties in a malicious, disparaging, or defamatory manner regarding Executive and will not make or authorize to be made any written or oral statement that may disparage or damage the reputation of Executive. For purposes of this non-disparagement provision, the Company, QTS LLC and the General Partner are defined to mean the Company’s executive team and the Board.

5.4 Non-Compete. The Executive agrees that for the period during which the Executive is employed by, or serving as an officer or manager or director of, the Company, the General Partner, QTS LLC or any of the Quality Companies and for one (1) year after Executive’s termination (the “Restricted Period”), the Executive will not (a) directly or indirectly, engage in any business involving the development, construction, acquisition, ownership or operation of data center properties, colocation facilities and/or the provision of managed services in the United States, whether such business is conducted by the Executive individually or as a principal, partner, member, stockholder, joint venturer, director, trustee, officer, employee, consultant, advisor or independent contractor of any Person (as defined below) or (b) own any interests in any data center facilities, colocation facilities or managed service providers in the United States; provided, however, that this Section 5.4 shall not be deemed to prohibit the direct or indirect ownership by the Executive of up to five (5) percent of the outstanding equity interests of any public company. For purposes of this Agreement, “Person” means any individual, firm, corporation, partnership, company, limited liability company, trust, joint venture, association or other entity.

5.5 Non-Solicitation. The Executive agrees that during the Term or otherwise for the period during which the Executive is employed by, or serving as an officer or manager or director of, the Company, the General Partner or any of the Quality Companies, and for one (1) year after Executive’s termination, such Executive will not directly or indirectly (a) solicit, induce or encourage any employee (other than clerical employees) or independent contractor to terminate their employment with the Quality Companies or to cease rendering services to the Quality Companies, and the Executive shall not initiate discussions with any such Person for any such purpose or authorize or knowingly cooperate with the taking of any such actions by any other Person, or (b) solicit any customers of the Quality Companies to lease, purchase or otherwise occupy data center space in the United States of America or encourage any of the tenants of the Quality Companies to reduce its patronage of the Quality Companies. Notwithstanding the foregoing, Executive’s solicitation of a former Company employee whose employment has been involuntarily terminated by the Company shall not constitute a solicitation barred under this Agreement. The term “solicit” includes any communication (written or oral) from or initiated by Executive or his agents, or any search or other recruitment entity or person employed by Executive, to any customer, employee or independent contractor of the Company but does not include advertising or press releases in any newspaper, industry publication or other media of general circulation.

5.6 Reasonable and Necessary Restrictions. Executive acknowledges that the restrictions, prohibitions and other provisions hereof, including, without limitation, the Restricted Period set forth in Section 5.4, are reasonable, fair and equitable in terms of duration, scope and geographic area, as are necessary to protect the legitimate business interests of the Quality Companies, and are a material inducement to the Company, the General Partner and QTS LLC to enter into this Agreement.

5.7 Breach of Restrictive Covenants. The parties agree that a breach or violation of any provision of this Article 5 will result in immediate and irreparable injury and harm to the business of the Quality Companies, and that the Company, the General Partner, QTS LLC and each other Quality Company shall have, in addition to any and all remedies of law and other consequences under this Agreement, the right to seek an injunction, specific performance or other equitable relief to prevent the violation of the obligations hereunder, including without limitation, to address any threatened breach or violation, and to enjoin and restrain Executive and each and every person, firm, company or corporation concerned therewith, from the violation or continuance of such violation or breach. In addition thereto, Executive shall be responsible for all damages, including reasonable attorneys’ fees, sustained by the Company, the General Partner, QTS LLC and any other Quality Company by reason of said violation. In addition to any other remedy which may be available at law or in equity, or pursuant to any other provision of this Agreement, the payments by QTS LLC of any severance to which Executive may otherwise be entitled under this Agreement will cease as of the date on which such violation first occurs.

ARTICLE 6

GOVERNING LAW, DISPUTE RESOLUTION

6.1 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF KANSAS APPLICABLE TO AGREEMENTS MADE AND TO BE WHOLLY PERFORMED WITHIN THAT STATE, WITHOUT REGARD TO ITS CONFLICT OF LAWS PROVISIONS OR THE CONFLICT OF LAWS PROVISIONS OF ANY OTHER JURISDICTION WHICH WOULD CAUSE THE APPLICATION OF ANY LAW OTHER THAN THAT OF THE STATE OF KANSAS.

6.2 Waiver of Jury Trial. Each party hereby waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect to any litigation, directly or indirectly, arising out of or relating to this Agreement or any transaction contemplated hereby. Each party (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that it and the other parties have been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 6.2.

ARTICLE 7

MISCELLANEOUS

7.1 Amendments. The provisions of this Agreement may not be waived, altered, amended or repealed in whole or in part except by the signed written consent of the parties sought to be bound by such waiver, alteration, amendment or repeal.

7.2 Entire Agreement. This Agreement constitutes the total and complete agreement of the parties with respect to the subject matter hereof and thereof and supersedes all prior and contemporaneous understandings and agreements heretofore made, and there are no other representations, understandings or agreements.

7.3 Counterparts. This Agreement may be executed in one of more counterparts, each of which shall be deemed and original, but all of which shall together constitute one and the same instrument.

7.4 Severability. Each term, covenant, condition or provision of this Agreement shall be viewed as separate and distinct, and in the event that any such term, covenant, condition or provision shall be deemed by an arbitrator or a court of competent jurisdiction to be invalid or unenforceable, the court or arbitrator finding such invalidity or unenforceability shall modify or reform this Agreement to give as much effect as possible to the terms and provisions of this Agreement. Any term or provision which cannot be so modified or reformed shall be deleted and the remaining terms and provisions shall continue in full force and effect.

7.5 Waiver or Delay. The failure or delay on the part of the Company, the General Partner, QTS LLC or any Quality Company or Executive to exercise any right or remedy, power or privilege hereunder shall not operate as a waiver thereof, except as explicitly set forth herein. A waiver, to be effective, must be in writing and signed by the party making the waiver. A written waiver of default shall not operate as a waiver of any other default or of the same type of default on a future occasion.

7.6 Successors and Assigns. This Agreement shall be binding on and shall inure to the benefit of the parties to it and their respective heirs, legal representatives, successors and assigns, except as otherwise provided herein. Neither this Agreement nor any of the rights, benefits, obligations or duties hereunder may be assigned or transferred by Executive except by operation of law. The Company, the General Partner and QTS LLC may assign this Agreement or their respective obligations under this Agreement to any affiliate or successor, provided, however, that (1) the Company, the General Partner and QTS LLC shall remain liable for the obligations to Executive under this Agreement and (2) the Company, the General Partner and QTS LLC shall require any successor (whether direct or indirect by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, the General Partner or QTS LLC to assume expressly and agree, and the Company shall cause any successor general partner of the Company to assume expressly and agree, to perform this Agreement in the same manner and to the same extent that the Company, the General Partner or QTS LLC, as applicable, would be required to perform if no such succession had taken place.

7.7 Necessary Acts. Each party to this Agreement shall perform any further acts and execute and deliver any additional agreements, assignments or documents that may be reasonably necessary to carry out the provisions or to effectuate the purpose of this Agreement.

7.8 Notices. All notices, requests, demands and other communications to be given under this Agreement shall be in writing and shall be deemed to have been duly given on the date of service, if personally served on the party to whom notice is to be given, or 48 hours after mailing, if mailed to the party to whom notice is to be given by certified or registered mail, return receipt requested, postage prepaid, and properly addressed to the party at his address set forth as follows or any other address that any party may designate by written notice to the other parties:

To Executive:	Chad L. Williams Address on file with the Company

To the Company, the General Partner or QTS LLC:	c/o QualityTech GP, LLC 12851 Foster Street, Suite 205 Overland Park, Kansas 66213 Attention: General Counsel Facsimile: (913) 814-7766

7.9 Headings and Captions. The headings and captions used herein are solely for the purpose of reference only and are not to be considered as construing or interpreting the provisions of this Agreement.

7.10 Construction. All terms and definitions contained herein shall be construed in such a manner that shall give effect to the fullest extent possible to the express or implied intent of the parties hereby.

7.11 Counsel. Executive has been advised by the Company, the General Partner and QTS LLC that he should consider seeking the advice of counsel in connection with the execution of this Agreement and the other agreements contemplated hereby and Executive has had an opportunity to do so. Executive has read and understands this Agreement and has sought the advice of counsel to the extent he has determined appropriate.

7.12 Withholding of Compensation. Executive hereby agrees that QTS LLC may deduct and withhold from the compensation or other amounts payable to Executive hereunder or otherwise in connection with Executive’s employment any amounts required to be deducted and withheld by QTS LLC under the provisions of any applicable Federal, state and local statute, law, regulation, ordinance or order.

7.13 Executive Representation. Executive acknowledges that by entering into or complying with any provision of this Agreement he is not breaching or acting in contravention of any other agreement or commitment he has to any other firm, corporation, partnership, organization, person or any other individual or entity.

7.14 D & O Insurance. The Company, the General Partner and/or QTS LLC will maintain directors’ and officers’ liability insurance during the Term and for a period of not less than six (6) years thereafter, covering acts and omissions of Executive during the Term, on terms substantially no less favorable than those in effect on the date of this Agreement. During the Term and for a period of not less than six (6) years thereafter, Executive shall receive the same benefits provided to any of the Company’s, General Partner’s or QTS LLC’s officers and directors under any additional D&O insurance or similar policy, any indemnification agreement, Company, General Partner or QTS LLC policies or the articles of organization or bylaws of the Company, the General Partner or QTS LLC as in effect as of the date hereof, provided, however, that in the event that the benefits provided to any of the Company’s, General Partner’s and QTS LLC officers and directors under any of the foregoing documents or policies are enlarged after the date hereof, Executive shall receive such enlarged benefits.

7.15 Legal Fees. QTS LLC shall reimburse Executive for all reasonable legal fees incurred by Executive in connection with the negotiation, preparation and execution of this Agreement.

7.16 Arbitration. Any dispute or controversy arising under or in connection with this Agreement other than a dispute pursuant to Section 5.4 and Section 5.5, shall be settled exclusively by arbitration in the State of Kansas by three arbitrators in accordance with the Employment Arbitration Rules and Mediation Procedures of the American Arbitration Association in effect at the time of submission to arbitration. Judgment may be entered on the arbitrators’ award in any court having jurisdiction. For purposes of entering any judgment upon an award rendered by the arbitrators, Company, General Partner, QTS LLC and Executive hereby consent to the jurisdiction of any or all of the following courts: (i) the United States District Court for the State of Kansas, (ii) any of the courts of the State of Kansas, or (iii) any other court having jurisdiction. Company, General Partner, QTS LLC and Executive further agree that any service of process or notice requirements in any such proceeding shall be satisfied if the rules of such court relating thereto have been substantially satisfied. Company, General Partner, QTS LLC and Executive hereby waive, to the fullest extent permitted by applicable law, any objection which it or he may now or hereafter have to such jurisdiction and any defense of inconvenient forum. Company, General Partner, QTS LLC and Executive hereby agree that a judgment upon an award rendered by the arbitrators may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each party shall bear its or his costs and expenses arising in connection with any arbitration proceeding pursuant to this Section 7.16; provided, however, that the party that substantially prevails in an arbitration shall be reimbursed by the other party for all reasonable costs, including reasonable attorneys’ fees and costs, incurred by such prevailing party in connection with the arbitration. Notwithstanding any provision in this Section 7.16, Executive shall be paid all compensation due and owing under this Agreement during the pendency of any dispute or controversy arising under or in connection with this Agreement.

[SIGNATURES APPEAR ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

COMPANY

QUALITYTECH, LP

By:	QUALITYTECH GP, LLC,
its sole general partner

	By:	/s/ Shirley E. Goza
		Name:	Shirley E. Goza
		Title:	Vice President, General Counsel & Secretary

GENERAL PARTNER

QUALITYTECH GP, LLC

By:	/s/ Shirley E. Goza
Name:	Shirley E. Goza
Title:	Vice President, General Counsel & Secretary

QTS LLC

QUALITY TECHNOLOGY SERVICES, LLC

By:	/s/ Shirley E. Goza
Name:	Shirley E. Goza
Title:	Vice President, General Counsel & Secretary

EXECUTIVE

/s/ Chad L. Williams
CHAD L. WILLIAMS